Exhibit 10.6
COMSCORE, INC.
Restricted Stock Units Award Agreement
This RESTRICTED STOCK UNITS AWARD AGREEMENT (this “Agreement”) is made as of March 10, 2021 (the “Date of Grant”), by and between comScore, Inc., a Delaware corporation (the “Company”), and William P. Livek (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan, as amended (the “Plan”).
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of the Date of Grant 404,547 Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.Vesting of RSUs. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof on December 31, 2021 (the “Vesting Date”), so long as the Grantee remains in continuous employment with the Company or a Subsidiary until such date (the period from the Date of Grant until the Vesting Date, the “Vesting Period”). Subject to the terms of the Plan, RSUs that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to be in continuous employment with the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuous employment” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s service as an Employee. Continuous employment shall not be considered interrupted or terminated in the case of transfers of employment between locations of the Company and its Subsidiaries. Notwithstanding the foregoing, provided that any of the RSUs covered by this Agreement have not yet become vested as provided above, any such unvested RSUs shall immediately become fully vested if the Grantee’s employment with the Company is terminated (i) by the Company without Cause (as defined in the Grantee’s Change of Control and Severance Agreement with the Company (the “COC/Severance Agreement”)), (ii) by the Grantee for Good Reason (as defined in the COC/Severance Agreement), or (iii) by reason of the Grantee’s death or Disability (as defined in the COC/Severance Agreement), and any such termination date shall be treated as the Vesting Date for purposes of this Agreement.
5.Form and Time of Payment of RSUs; Restrictions on Transfer of Common Stock.
(a)Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Stock. Subject to Section 5(b) hereof, payment shall be made as soon as administratively practicable following the date that the RSUs become nonforfeitable pursuant to Section 4 hereof, but in no event later than December 31, 2021.
(b)If the RSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, payment for the RSUs shall be made on the first payroll date that occurs on or after the date six months and one day following the date of the Grantee’s “separation from service.” Notwithstanding the foregoing, if the Grantee dies following the Grantee’s “separation from service,” but before the six-month anniversary of the “separation from service,” then any payment delayed in accordance with this Section 5(b) will be payable as soon as administratively practicable after the date of the Grantee’s death.
(c)The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.
(d)The Grantee shall hold the net shares of Common Stock delivered to the Grantee under this Agreement (the “Net Shares”) over the period beginning on the date of the Grantee’s receipt of the Net Shares and ending on the third anniversary of the date of the closing (the “Closing Date”) of the transactions contemplated in that certain Series B Convertible Preferred Stock Purchase Agreement between the Company and each of Charter Communications Holding Company, LLC, Qurate Retail, Inc., and Pine Investor, LLC, dated on or about January 7, 2021, with one-third of such Net Shares being released from such hold on each anniversary of the Closing Date; provided that upon a termination of the Grantee’s employment with the Company (i) by the Company without Cause, (ii) by the Grantee for Good Reason, or (iii) by reason of the Grantee’s death or Disability, then, in any such case, this holding requirement shall terminate; provided further that transfers for bona fide estate planning purposes consistent with such transfers allowed under the Plan shall not be deemed to violate the foregoing restrictions.
6.Dividend Equivalents; Voting and Other Rights.
(a)The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.

(b)From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.
(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Committee. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld without creating adverse accounting treatment for the Company with respect to the award of RSUs covered by this Agreement, as determined by the Committee.
9.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.Compliance with or Exemption from Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
14.Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the grant of the RSUs. Grantee acknowledges that this Agreement and the grant of the RSUs is in full satisfaction of the “Refinance Bonus” commitment under the letter agreement between the Company and the Grantee dated November 4, 2019, and the subsequent agreement between the Company and the Grantee dated on or about January 7, 2021, providing for the grant of restricted stock units in satisfaction of such Refinance Bonus. All prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto, and the Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

15.Severability and Waiver. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such right continues.
16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
18.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
20.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. Delivery of an executed counterpart of the Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of the Agreement.
22.Company Recoupment of Awards. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, AND FOR THE AWARD TO BE EFFECTIVE, GRANTEE MUST ACCEPT THE AWARD IN THE COMPANY’S ONLINE EQUITY ADMINISTRATION SYSTEM. IF GRANTEE FAILS TO SATISFY THE ACCEPTANCE REQUIREMENT WITHIN 90 DAYS AFTER THE DATE OF GRANT, THEN (1) THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE AWARD GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER GRANTEE NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.
[SIGNATURES ON FOLLOWING PAGE]

COMSCORE, INC.
By:
Name: Sara Dunn
Title: Chief People Officer
Grantee Acknowledgment and Acceptance
By:
Name: William P. Livek
Signature Page to
Restricted Stock Units Award Agreement